Exhibit 99.1

55 East 52nd Street

38th Floor

New York, NY 10055

January 28, 2014

CONSENT OF EVERCORE GROUP, L.L.C.

We hereby consent to (i) the inclusion of our opinion letter, dated October 9, 2013, to the Board of Directors of PVR GP, LLC (“PVR GP”), as an Annex to the prospectus/proxy statement that forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Regency Energy Partners LP (Registration No. 333-192184) (the “Registration Statement”), relating to the proposed business combination transaction between PVR Partners, L.P. (the “Company”) and Regency Energy Partners LP and (ii) the references in the Registration Statement to such opinion and our firm under the headings “Summary—Opinion of the Financial Advisor to the Board of Directors of PVR GP,” “Risk Factors—Risk Factors Relating to the Merger,” “Proposal 1: The Merger—Background of the Merger,” “Proposal 1: The Merger—Recommendation of PVR GP’s Board of Directors and Its Reasons for the Merger” and “Proposal 1: The Merger—Opinion of the Financial Advisor to the Board of Directors of PVR GP”.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

EVERCORE GROUP, L.L.C.

By:	/s/ Raymond B. Strong
Name:	Raymond B. Strong
Title:	Senior Managing Director